Exhibit 99.1
T-3 Energy Services, Inc. Announces Fourth Quarter and 2007 Earnings From Continuing Operations
HOUSTON, TEXAS, (PRIMEZONE WIRE) – March 12, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) reported fourth quarter 2007 income from continuing operations of $8.5 million, or $0.67 per diluted share, up 67% and 46%, respectively, from $5.1 million, or $0.46 for the fourth quarter of 2006. For the year ended December 31, 2007, income from continuing operations of $26.5 million, or $2.19 per diluted share, was up 44% and 30%, respectively, from $18.4 million, or $1.68 per diluted share, reported for 2006. Revenues for the fourth quarter of 2007 increased 42% over the fourth quarter of 2006. For the year ended December 31, 2007, revenues increased 33% over the prior year.
The annual 2007 financial results include a Q2 2007 charge, net of tax, of $1.9 million, associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement. The annual 2006 financial results include a charge of $0.3 million, net of tax, related to terminated public offering costs. Excluding the impact of these change of control costs and public offering costs, T-3 Energy’s adjusted annual 2007 income from continuing operations and diluted earnings per share increased 52% and 38%, respectively, from $18.7 million and $1.70 per diluted share in 2006 to $28.4 million and $2.35 per diluted share in 2007.
For the fourth quarter and year 2007, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding the change of control compensation charge and public offering costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $15.4 million, or 23.9% of revenues, and $49.2 million, or 22.6% of revenues, respectively, a 78% and 48% increase over the same periods for 2006, respectively.
The Company’s revenues continue to improve due to the continued demand for its original equipment products and services, geographic expansion, and the acquisition of Energy Equipment Corporation (“EEC”). These revenue increases are partially offset by the continued weaker activity for the Company’s Canadian operations. The acquisition of EEC accounted for approximately $9.9 million of this quarter’s revenue increase. The Company’s original equipment product revenues accounted for approximately 76% of total revenues for 2007 as compared to 65% of total revenues for 2006.
As a result of the continued demand for the Company’s products and services, its backlog and quoting activity continues to be stable. As of December 31, 2007, backlog was $64.8 million and outstanding quotes in the pressure control group were approximately $189.5 million. The Company believes that backlog and quoting activity for 2008 may fluctuate due to growing international sales, as international orders tend to be more complex due to several factors, including financing, legal arrangements, agent structures, engineering demands and delivery logistics.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented: “The year 2007 was a great milestone for T-3. The acquisitions of EEC and HP&T are providing greater opportunities for the future of T-3 Energy’s customers by expanding our product mix for both the surface and subsea sectors, improving our geographic presence, and supporting a healthy product development pipeline of new innovations. Also, the acquisition of HP&T provides us with an option, which we plan to exercise, to purchase its India manufacturing operations to help provide us with another means of low cost country sourcing. In addition to the subsea products that EEC has dispersed into the market, we continue to place more emphasis on moving toward the subsea sector by using a customer-driven demand pull approach for our pressure and flow control products. Also, we were successful in additional geographical expansions during 2007, particularly Oklahoma City, Oklahoma and Grand Junction, Colorado. Our goals and our strategic vision for 2008 and beyond continue to remain steadily aimed at providing the market responsive value as a name brand original equipment manufacturer and service provider.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3

Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters and years ended December 31, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Products	$54,836	$34,391	$176,579	$121,294
Services	9,535	10,823	40,855	41,851

	64,371	45,214	217,434	163,145

Cost of revenues:
Products	35,234	22,398	112,566	77,747
Services	5,765	6,757	24,890	25,272

	40,999	29,155	137,456	103,019

Gross profit	23,372	16,059	79,978	60,126

Operating expenses	9,987	8,316	39,217	31,372

Income from operations	13,385	7,743	40,761	28,754

Interest expense	(877)	(159)	(1,231)	(903)

Interest income	171	91	876	109

Other income (expense), net	208	(69)	988	612

Income from continuing operations before provision for income taxes	12,887	7,606	41,394	28,572

Provision for income taxes	4,413	2,544	14,887	10,157

Income from continuing operations	8,474	5,062	26,507	18,415

Loss from discontinued operations, net of tax	(90)	(173)	(1,257)	(323)

Net income	$8,384	$4,889	$25,250	$18,092

Basic earnings (loss) per common share:
Continuing operations	$.69	$.48	$2.26	$1.74

Discontinued operations	$(.01)	$(.02)	$(.11)	$(.03)

Net income per common share	$.68	$.46	$2.15	$1.71

Diluted earnings (loss) per common share:
Continuing operations	$.67	$.46	$2.19	$1.68

Discontinued operations	$(.01)	$(.02)	$(.11)	$(.03)

Net income per common share	$.66	$.44	$2.08	$1.65

Weighted average common shares outstanding:
Basic	12,249	10,651	11,726	10,613

Diluted	12,720	11,070	12,114	10,934

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except for share amounts)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,522	$3,393
Accounts receivable – trade, net	44,180	25,634
Inventories	47,457	27,227
Deferred income taxes	3,354	2,208
Prepaids and other current assets	5,824	5,571

Total current assets	110,337	64,033

Property and equipment, net	40,073	24,639
Goodwill, net	112,249	70,569
Other intangible assets, net	35,065	2,510
Other assets	2,838	892

Total assets	$300,562	$162,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$20,974	$14,453
Accrued expenses and other	15,156	14,457
Current maturities of long-term debt	74	85

Total current liabilities	36,204	28,995

Long-term debt, less current maturities	61,423	—
Other long-term liabilities	1,101	34
Deferred income taxes	11,186	3,454

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 and 5,000,000 shares authorized at December 31, 2007 and 2006, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 and 20,000,000 shares authorized at December 31, 2007 and 2006, respectively, 12,320,341 and 10,762,016 shares issued and outstanding at December 31, 2007 and 2006, respectively	12	11
Warrants, 13,138 and 327,862 issued and outstanding at December 31, 2007 and 2006, respectively	26	644
Additional paid-in capital	160,446	126,054
Retained earnings	27,039	2,672
Accumulated other comprehensive income	3,125	779

Total stockholders’ equity	190,648	130,160

Total liabilities and stockholders’ equity	$300,562	$162,643

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA – SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$8,474	$5,062	$26,507	$18,415
Change of control charge, net of tax	—	—	1,929	—
Public offering costs, net of tax	—	—	—	257

Non-GAAP Income from continuing operations (B)	$8,474	$5,062	$28,436	$18,672

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.67	$0.46	$2.19	$1.68
Change of control charge, net of tax	—	—	0.16	—
Public offering costs, net of tax	—	—	—	0.02

Non-GAAP continuing operations diluted earnings per share (B)	$0.67	$0.46	$2.35	$1.70

ADJUSTED EBITDA:
GAAP Income from continuing operations	$8,474	$5,062	$26,507	$18,415
Change of control charge, net of tax	—	—	1,929	—
Public offering costs, net of tax	—	—	—	257
Provision for income taxes (C)	4,413	2,544	15,480	10,295
Depreciation and amortization	1,790	970	4,971	3,520
Interest Expense	877	159	1,231	903
Interest Income	(171)	(91)	(876)	(109)

Adjusted EBITDA (A)	$15,383	$8,644	$49,242	$33,281

(A) Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the change of control compensation charge and public offering costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;
•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus the change of control compensation charge and public offering costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus the change of control compensation charge and public offering costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the change of control compensation costs and public offering costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.
(C) Provision for income taxes in the Adjusted EBITDA calculation has been increased by $593,000 for the tax effect of the change of control charge for the year ended December 31, 2007, and $138,000 for the tax effect of the public offering costs for the year ended December 31, 2006.